Exhibit 10.1

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of January 1, 2006 (“Commencement Date”), between Musician’s Friend, Inc., a Delaware corporation (the “Company”), and Robert V. Eastman (the “Executive”).  This Agreement amends and restates that certain Second Amended and Restated Employment Agreement that became effective on June 1, 2003 (the “Original Agreement”).

RECITALS:

A.                                   Upon the effectiveness of this Agreement, all prior employment agreements and related understandings between the Company and the Executive, including the Original Agreement, shall be terminated and replaced with this Agreement.

B.                                     Executive desires to render services to the Company and the Company desires to employ Executive, upon the terms and subject to the conditions and other provisions set forth herein.

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       EMPLOYMENT; EFFECT OF THIS AGREEMENT.  Upon the terms and subject to the conditions of this Agreement, effective as of the Commencement Date, the Company shall employ the Executive, and the Executive accepts employment with the Company, for the period beginning on the Commencement Date and ending as provided in Section 4 hereof (the “Employment Period”).

2.                                       POSITION AND DUTIES.

(a)                                  During the Employment Period, the Executive shall serve initially as the Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of the Chief Executive Officer, or such other duties and responsibilities reasonably consistent therewith with the Company or any Affiliate of the Company as the Board of Directors (“Board”) of the Company or Guitar Center, Inc. (“Parent”) may request from time to time, subject to the power of the Board of the Company and Parent and the powers delegated to the Executive’s superiors (if any) by the Board of the Company or Parent or the executive officers of Parent.  At the request of Parent, Executive will also serve as a director of the Company and any subsidiary.

(b)                                 Subject to Section 2(d), the Executive shall report to the Chief Executive Officer of Parent, and the Executive shall devote his best efforts and substantially all of his business time, attention and energies (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its

Affiliates.  The Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, and businesslike manner.  Except with the prior written approval of the Board of the Company, Executive during the Employment Period will not (i) accept any other employment with a third party, (ii) serve on the board of directors or similar body of any other business entity or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that in the reasonable determination of the Board of the Company is or may be competitive with, or that might place him in a competing position to or otherwise conflict with, the interests of the Company or any of its Affiliates.

(c)                                  Nothing contained herein shall limit the authority of the Board of the Company or executive officers of Parent to elect one or more officers of the Company with authority senior to that of Executive with respect to Executive’s duties hereunder.

(d)                                 In the event that the Company engages a full-time replacement Chief Executive Officer during the Employment Period, the Board of the Company or Parent may elect that the Executive cease to be Chief Executive Officer of the Company and instead change his role to be solely the Chairman of the Board of the Company for the remainder of the Employment Period on the terms and conditions set forth in this Section 2(d) (a “Role Conversion”).

(i)                                     Following a Role Conversion, the Executive shall report to the Chief Executive Officer of Parent and shall have such duties and responsibilities as are determined by the Board of the Company or Parent, and the Executive agrees to continue to serve in such capacity.  In such capacity, the Executive shall continue to devote such percentage of his business time, attention and energies to the performance of his duties as Chairman of the Board of the Company as may be mutually agreed upon by the Chief Executive Officer of Parent and the Executive, upon the terms and subject to the conditions of this Agreement.  It is expressly agreed that a Role Conversion in compliance with this Section 2(d) (including any corresponding adjustment of the Executive’s compensation) shall not constitute termination of the Executive’s employment without “Cause” or “Reasonable Justification” for the Executive’s voluntary termination of his employment.

(ii)                                  The Executive’s compensation for his services under this Agreement during the Employment Period after a Role Conversion shall be set by the Compensation Committee of the Board of Parent.

(iii)                               Except as expressly provided in this Section 2(d), all other terms and conditions of this Agreement shall remain unchanged as a result of a Role Conversion.

3.                                       BASE SALARY AND BENEFITS

(a)                                  Effective January 1, 2006, the Executive’s base salary shall be $412,500 per annum or such higher rate as the Compensation Committee of the Board of Parent (excluding the Executive if he should be a member of such Board at the time of such determination) may designate from time to time (as adjusted from time to time pursuant to this Agreement, the “Base Salary”), which Base Salary shall be payable in such installments as is the policy of the Company with respect to its senior executive employees and shall be subject to Federal, state and local withholding and other payroll taxes.  During the Employment Period, the Compensation Committee of the Board of Parent shall review the Executive’s Base Salary on at least an annual basis and consider in good faith industry practices for compensation for similarly-situated executives, it being understood that the ultimate amount and terms of any increase in the Base Salary, if any, shall be within the discretion of the Compensation Committee of the Board of Parent.  In addition, during the Employment Period, the Executive shall be entitled to participate in all employee fringe benefit programs for which all executives of the Company are generally eligible and the Executive shall be eligible to participate in all insurance plans available generally to all executives of the Company.

(b)                                 In addition to the Base Salary, for each fiscal year ending during the Employment Period, Executive shall also be eligible to receive an annual bonus (the “Annual Bonus”) at the discretion of the Compensation Committee of the Board of Parent upon the attainment of the operating income target for the Company (the “Performance Target”) as determined by the Compensation Committee of the Board of Parent in advance of such fiscal year and communicated in writing to Executive.  For any fiscal year ending during the Employment Period that the Company attains the Performance Target for the Company, Executive shall be eligible to receive an Annual Bonus equal to seventy-five percent (75%) of Executive’s then-current Base Salary, but for less than full achievement of the Performance Target, the Annual Bonus shall be a lesser amount determined by the Compensation Committee of the Board of Parent, in its discretion.  In addition, to the extent the Performance Target is exceeded during any fiscal year, the Annual Bonus shall exceed seventy-five percent (75%) of the Executive’s then-current Base Salary by an amount determined by the Compensation Committee of the Board of Parent, in its discretion.  In no event, however, shall the Annual Bonus for any fiscal year exceed one hundred fifty percent (150%) of the Executive’s then-current Base Salary payable with respect to such fiscal year.  The Compensation Committee of the Board of Parent shall adjust the Performance Target as it determines necessary to reflect unusual or non-recurring events impacting the Company’s operating income.

(c)                                  The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

(d)                                 During the Employment Period, the Executive shall be entitled to four weeks paid vacation during each 12-month period worked.  Vacation time not used in a given year will not accrue and may not be carried forward to any future period.

(e)                                  During the period beginning on the date of termination of the Employment Period and ending on the date the Executive attains the age of 65, the Executive shall be permitted to purchase, at cost, medical, dental and vision coverage under the Company’s employee benefit plans.  If the Company or Parent creates a program under which insurance for medical expenses not covered by Medicare is offered on a group basis, the Executive will be permitted to purchase, at cost, coverage under such a plan.  This Section 3(e) shall survive any termination of the Employment Period or this Agreement.

(f)                                    Any payments made or benefits provided to Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law.

4.                                       TERM; SEVERANCE.

(a)                                  Unless renewed by the mutual written agreement of the Company and the Executive, the Employment Period shall end on December 31, 2008; provided, however, that (i) the Employment Period shall terminate prior to such date upon the Executive’s resignation or the death or Disability (as hereinafter defined) of the Executive; (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) or without Cause; and (iii) the Employment Agreement Period may be terminated by the Executive at any time prior to such date with Reasonable Justification (as defined below) in accordance with Section 4(i).

(b)                                 For purposes of this Agreement the term “Disability” means any long-term disability or incapacity which (i) renders the Executive unable to substantially perform all of his duties hereunder for one hundred eighty (180) days during any three hundred sixty-five (365) day period or (ii) would reasonably be expected to render the Executive unable to substantially perform all of his duties for one hundred eighty (180) days during any three hundred sixty-five (365) day period, in each case as determined by the Board of the Company (excluding the Executive if he should be a member of the Board at the time of such determination) in its good faith judgment after seeking and reviewing advice from a qualified physician.

(c)                                  If the Employment Period is terminated by the Company without Cause or by the Executive with Reasonable Justification on or before December 31, 2006, the Executive shall be entitled to receive as severance: (i) the Base Salary for twenty-four (24) months; and (ii) one annual cash bonus equal to the last annual bonus (excluding any portion thereof that the Board of Parent or its Compensation Committee considered extraordinary and non-recurring) he received prior to termination.  If the Employment Period is terminated by the Company without Cause or by the Executive with Reasonable Justification after December 31, 2006, the Executive shall be entitled to receive as severance: (i) the Base Salary for the greater of (A) twelve (12) months or (B) the period beginning on the date of such termination and ending on December 31, 2008; and (ii) one annual cash bonus equal to the last annual bonus (excluding any portion thereof that the Board of Parent or its Compensation Committee considered extraordinary and non-recurring) he received prior to termination.  In addition, during the applicable severance period, (x) to the extent the Executive is eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall reimburse the Executive on a monthly basis for the amount of his premium payments for group health coverage elected by the Executive pursuant to COBRA, and (y) for any remaining portion of the applicable severance period during which the Executive is not eligible for coverage under COBRA (if any), the Company shall reimburse the Executive on a monthly basis for an amount equal to the premium payments the Executive would be required to pay in order to continue medical, dental and vision benefits which are substantially the same as the benefits provided to the Executive immediately prior to his termination of employment, in each case unless the Executive has breached the provisions of this Agreement, in which case the provisions of Section 12(a)(iii) shall apply.  For purposes of this Section 4(c), benefits will not include future participation in any bonus or equity incentive pool, other than continuation of the annual cash bonus as contemplated in the previous sentence.  Subject to Section 12(k), such severance payments will be made periodically in the same amounts and at the same intervals as the Base Salary, annual bonus and benefits (as applicable) were paid immediately prior to termination of employment.  The Executive shall have no duty to mitigate any damages which Executive may suffer as a result of such termination nor shall the severance benefits payable be reduced by any sums actually earned by Executive as a result of any other employment obtained by Executive subsequent to the termination of the Employment Period.  Notwithstanding anything to the contrary in this Agreement, no amounts shall be payable to the Executive pursuant to this Section 4(c) solely as a result of the expiration of the Employment Period.

(d)                                 If the Employment Period is terminated for any reason other than by the Company without Cause or by the Executive with Reasonable Justification, the Executive shall be entitled to receive only the Base Salary and then only to the extent such amount has accrued through the date of termination.

(e)                                  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of the Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of the Employment Period shall cease upon such termination.  In the event that the Employment Period is terminated by the Company without Cause or by the Executive with Reasonable Justification, the Executive’s sole and exclusive remedy shall be to receive the severance payments and benefits described in Section 4(c) hereof.

(f)                                    If at any time that Executive is employed by the Company hereunder (i) the Employment Period is terminated as a result of the Executive’s death or Disability, (ii) there is a Sale of the Business or (iii) the Employment Period is terminated by the Company without Cause or by the Executive with Reasonable Justification, (x) all stock options then held by the Executive and granted to him on or after June 1, 2003 shall immediately vest and become exercisable and/or all restrictions on shares of restricted stock then held by the Executive shall immediately lapse, and (y) any other rights of Executive as a participant under the Guitar Center, Inc. 2005 Long Term Incentive Plan or any successor thereto shall be treated as provided for by such plan.

(g)                                 As a condition to the Executive’s receipt of any post-termination benefits described in Sections 4(c) or (f) hereof, the Executive shall be required to execute a Release of all claims arising out of his employment or the termination thereof, which release will also include a customary non-disparagement covenant from Executive (the “Release”), in a form reasonably acceptable to the Company.  Such Release shall specifically relate to all of the Executive’s rights and claims in existence at the time of such execution but shall exclude any continuing obligations the Company may have to the Executive following the date of termination under this Agreement or any other agreement providing for obligations to survive the Executive’s termination of employment.

(h)                                 For purposes of this Agreement, “Cause” means any termination by the Company of Executive’s employment within ninety (90) days after the Board of Parent becomes aware of the occurrence of any of the following:

(i)                                     the ongoing and repeated failure by the Executive to perform such lawful duties consistent with Executive’s position as are reasonably requested by the Board of Parent or the Company in good faith as documented in writing to the Executive (other than as a result of Executive’s illness or disability);

(ii)                                  the Executive’s ongoing and repeated material neglect of his duties on a general basis (other than as a result of Executive’s illness or disability), notwithstanding written notice of objection from the Board of Parent or the Company and the expiration of a thirty (30) day cure period;

(iii)                               the commission by the Executive of any act of fraud, theft or criminal dishonesty with respect to the Company or any of its Affiliates, or the conviction of the Executive of any felony;

(iv)                              the commission of any act involving moral turpitude which (a) brings the Company or any of its Affiliates into public disrepute or disgrace, or (b) causes material injury to the customer relations, operations or the business prospects of the Company or any of its Affiliates; or

(v)                                 material breach by the Executive of this Agreement, including, without limitation, any breach by the Executive of the provisions of Sections 5, 6 or 7 hereof, not cured within thirty (30) days after written notice to Executive from the Board of Parent or the Company; provided, however, that in the event of an intentional breach of the provisions of Sections 5, 6 or 7 hereof, the Executive shall not have the opportunity to cure.

(i)                                     The Executive may, within ninety (90) days after giving written notice to the Company and the Company’s failure to cure, voluntarily terminate employment with the Company upon any event giving rise to Reasonable Justification for such voluntary termination.

(j)                                     For purposes of this Agreement, “Reasonable Justification” means any voluntary termination by the Executive of his employment with the Company within ninety (90) days after the occurrence of any of the following events without Executive’s written consent:

(i)                                     the Executive is directed to perform an act that the Executive reasonably believes after consultation with counsel to be in contravention of law, or which the Executive reasonably believes would subject the Company and himself to material liability, despite his express written objection addressed to the Board of Parent with respect to such action;

(ii)                                  there has been any material reduction in the nature or scope of Executive’s responsibilities, or the Executive is assigned duties that are materially inconsistent with his position (in each case, other (x) than on a temporary basis or (y) as provided for in Section 2(d));

(iii)                               there is any material reduction in the Executive’s compensation or a material reduction in Executive’s other benefits (other than (x) reductions in benefits that generally affect all employees entitled to such benefits ratably or (y) as provided for in Section 2(d));

(iv)                              the Executive is required by the Company, after written objection by the Executive, to relocate his principal place of employment outside a radius of fifty (50) miles from his place of employment immediately prior to such relocation; or

(v)                                 there is a material failure by the Company to perform any of its obligations to the Executive under this Agreement;

provided, however, that with respect to unintentional breaches of Section 4(j)(ii), (iii) and (v), the Board of the Parent shall be given written notice by Executive of such breach and thirty (30) days to cure such breach, if curable.

(k)                                  For purposes of this Agreement, “Sale of the Business” shall mean a transaction or series of integrated transactions involving an Independent Third Party or group of Independent Third Parties acting in concert pursuant to which such party or parties acquire (i) capital stock of the Parent or the Company possessing the voting power to elect a majority of the entire board of directors of the Parent or the Company, as the case may be (whether by merger, consolidation or issuance of the Parent’s capital stock), or (ii) all or substantially all of the Parent’s or the Company’s assets determined on a consolidated basis, or (iii) sixty percent (60%) or more of all of the Parent’s or the Company’s common stock, on a fully diluted basis.

(l)                                     For purposes of this Agreement, “Independent Third Party” shall mean any Person who, immediately prior to a contemplated transaction, individually and with its Group or Family Group, as the case may be, does not own in excess of 10% of the Parent’s common stock, on a fully-diluted basis.

(m)                               For purposes of this Agreement, “Group” shall mean:

(i)                                     in the case of a partnership, (A) such partnership and any of its limited or general partners, (B) any corporation or other business organization to which such partnership shall sell all or substantially all of its assets or with which it shall be merged, (C) any Affiliate of such partnership, and (D) with respect to any individual identified in clauses (A) through (C) above, members of his Family Group; and

(ii)                                  in the case of a corporation, (A) such corporation, (B) any corporation or other business organization to which such corporation shall sell or transfer all or substantially all of its assets or with which it shall be merged, (C)

any Affiliate of such corporation, and (D) with respect to any individual identified in clauses (A) through (C) above, members of his Family Group.

(n)                                 For purposes of this Agreement, “Family Group” shall mean an individual’s spouse, ancestors and/or descendants (whether natural or adopted) and the estate of and any trust solely for the benefit of such individual and/or the individual’s spouse, ancestors and/or descendants.

(o)                                 For purposes of this Agreement, “Affiliate” shall mean with respect to any Person, (i) a director, officer or partner of such Person or any Person identified in clause (iii) below, (ii) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, the “Affiliates” of the Company shall, without limitation, include Parent and each direct and indirect subsidiary of Parent.

(p)                                 For purposes of this Agreement, “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability company and a governmental entity or any department or agency thereof.

(q)                                 Upon termination of the Employment Period for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates.

5.                                       NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION.

(a)                                  The Executive will not disclose to a third party or use for his personal benefit or for the benefit of a third party, at any time, either during the Employment Period or thereafter, any Confidential Information (as defined below) of which the Executive is on the date hereof or hereafter becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties assigned to the Executive by the Company or as required by law or necessary for Executive to enforce his rights hereunder.  The Executive will take all reasonable and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive shall deliver to the Company at the termination of the Employment Period or at any time the Company may request all memoranda, notes, plans, records, reports, computer files and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (each as defined below) or the business of the Company or any of its Affiliates which the Executive may then possess or have under his control.

(b)                                 As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its Affiliates in connection with their business, including but not limited to (i) information, observations and data obtained by the Executive while employed by the Company (including those obtained prior to the date of this Agreement) concerning the business or affairs of the Company, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form.  Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information.  Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

6.                                       INVENTIONS AND PATENTS.

(a)                                  The Executive agrees that all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (collectively referred to herein as, the “Work Product”) belong to the Company or such Affiliate.  The Executive will promptly disclose such Work Product as may be susceptible of such manner of communication to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company or any of its Affiliates in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.

(b)                                 CALIFORNIA EMPLOYEE PATENT ACT NOTIFICATION.  In accordance with Section 2872 of the California Employee Patent Act, West’s Cal. Lab. Code Section 2870 et. seq., if applicable, Executive is hereby advised that Section 6(a) does not apply to any invention, new development or method (and all copies and tangible embodiments thereof) made solely by Executive for which no equipment, facility, material, Confidential Information or intellectual property of the Company or any of its Affiliates was used and which was developed entirely on Employee’s own time; provided, however, that Section 6(a) shall apply if the invention, new development or method (i) relates at the time of its conception or reduction to practice to the Company’s or any of its Affiliates’ business, or actual or demonstrably anticipated research and development, or (ii) results from any work performed by Executive for the Company or any of its Affiliates.

7.                                       NON-COMPETE AND NON-SOLICITATION.

(a)                                  The Executive acknowledges and agrees with the Company that during the course of the Executive’s involvement and/or employment with, the Company, or Parent, as the case may be, such Executive has had and will continue to have the opportunity to develop relationships with existing employees, vendors, suppliers, customers and other business associates of the Company and its Affiliates which relationships constitute goodwill of the Company, and the Company would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill and that such harm is inconsistent with the duty owed by Executive as a senior officer and/or director of Parent and/or the Company to preserve the value of such goodwill for the benefit of the stockholders.  Accordingly, the Executive agrees as follows:

(i)                                     The Executive acknowledges that the Company and its Affiliates currently conduct business throughout the United States, including without limitation the areas listed on Exhibit A attached hereto (the “Territory”).  Accordingly, during the period commencing on the date hereof and ending on the later of (x) the termination of the Employment Period or (y) for so long as severance payments are being made to the Executive pursuant to Section 4(c) (such period is referred to herein as the “Non-Compete Period”), the Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which engages in selling, at the retail level, (including, without limitation, through retail stores, by phone, by mail, by catalog or by Internet or other means of electronic commerce) musical instruments, pro-audio equipment or related accessories within the Territory (the “Line of Business”), whether for or by himself or as a representative for any other Person.

(ii)                                  Notwithstanding the foregoing, the aggregate ownership by the Executive of no more than two percent (2%) (on a fully-diluted basis) of the outstanding equity securities of any entity, which securities are traded on a national or foreign securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system, and which entity competes with the Company (or any part thereof) within the Territory, shall not (by itself) be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a competitor.  In the event that any entity in which the Executive has any financial or other interest directly or indirectly enters into the Line of Business during the Non-Compete Period, the Executive shall divest all of his interest (other than any amount permitted to be held pursuant to the first sentence of this Section 7(a)(ii)) in such entity within thirty (30) days after learning that such entity has entered the Line of Business.

(iii)                               The Executive covenants and agrees that during the period commencing on the date hereof and ending on the later of (x) the first anniversary of the termination of the Employment Period or (y) for so long as severance payments are being made to the Executive pursuant to Section 4(c), the Executive will not, directly or indirectly, either for himself or for any other Person, (1) solicit any employee of the Company (other than such Executive’s personal assistant or secretary) or any Affiliate to terminate his or her employment with the Company or any Affiliate, (2) employ any such individual during his or her employment with the Company or any Affiliate and for a period of six months after such individual terminates his or her employment with the Company or any Affiliate or (3) solicit any vendor or business affiliate of the Company to cease to do business with the Company or to change its practices with respect to the Company or any Affiliate.

(b)                                 The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company or its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company or holder of common stock of Parent and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.

(c)                                  The covenants contained in Section 7(a) and 7(b) are for the sole benefit of the Company and may be reduced (but not increased) in scope, or curtailed as to Territory, time period, or both, without resulting in a modification of any other provision of this Agreement, as the Company may determine in its sole discretion.

(d)                                 The provisions of this Section 7 shall terminate in the event the Company fails to make any payments required by Section 4(c) and such failure remains uncured for a period equal to at least thirty (30) days after written notice of such event from Executive.

8.                                       EMPLOYMENT-AT-WILL.  Subject to the termination obligations, if any, provided for in this Agreement, Executive hereby agrees that the Company may dismiss him and terminate his employment with the Company without regard to (i) any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, or (ii) any statements made to Executive, whether made orally or contained in any document, pertaining to Executive’s relationship with the Company, or (iii) assignment of Cause by the Executive.  Inclusion under any benefit plan or compensation arrangement will not give the Executive any right or claim to any benefit hereunder except to the extent such right has become fixed under the express terms of this Agreement.

9.                                       INSURANCE.  The Company may, for its own benefit, maintain “keyman” life and disability insurance policies covering the Executive, provided the same does not prevent Executive from obtaining reasonable amounts of insurance for his family or estate planning needs.  The Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company obtaining and maintaining such policies.

10.                                 EXECUTIVE REPRESENTATION.

(a)                                  The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, (ii) the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.

(b)                                 During the Employment Period, Executive shall adhere to all policies and procedures established by the Company from time to time in its discretion, generally applicable to all executives of the Company and disclosed to Executive, including without limitation, any policies related to sexual harassment, anti-discrimination and similar employment practices.

(c)                                  Executive represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, and that to the extent, if any, that he desired, he availed himself of such right.  Executive further represents that he has carefully read and fully understands all of the provisions of this Agreement, that he is competent to execute this Agreement, that his agreement to execute this Agreement has not been obtained by any duress and that he freely and voluntarily enters into it, and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this document.

11.                                 NOTICES.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be delivered personally to the recipient, delivered by United States Post Office mail (postage prepaid and return receipt requested), telecopied to the intended recipient at the number set forth therefor below (with hard copy to follow), or sent to the recipient by reputable express courier service (charges prepaid) and addressed to the intended recipient as set forth below:

If to the Company, to:

Musician’s Friend, Inc.

931 Chevy Drive

Medford, Oregon 97504

Attention:  Board of Directors

with a copy to:

Guitar Center, Inc.

5795 Lindero Canyon Road

Westlake Village, California 91362

Attention:  General Counsel

Telephone:  (818) 735-8800

Telecopier:  (818) 735-8833

with a copy to:

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, CA 94025

Attention:  Anthony J. Richmond, Esq.

Telephone: (650) 328-4600

Telecopier: (650) 463-2600

If to the Parent or its Board, to Guitar Center, Inc. with a copy to outside counsel as noted above.

If to the Executive, to the address noted on the signature page of this Agreement or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such communication shall be deemed to have been delivered and received (a) when delivered, if personally delivered, sent by telecopier or sent by overnight courier, and (b) on the fifth business day following the date posted, if sent by mail.

12.                                 GENERAL PROVISIONS.

(a)                                  SEVERABILITY/ENFORCEMENT.

(i)                                     It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Without limiting the generality of the preceding sentence, if at the time of enforcement of Section 5, 6 or 7 of this Agreement, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the failure of all or any of such provisions to be enforceable shall not impair or affect the obligations of the Company to pay compensation or severance obligations under this Agreement.

(ii)                                  Because the Executive’s services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement by the Executive.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(iii)                               In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive materially violates any provision of Section 5, 6 or 7 (and such violation, if unintentional on the part of the Executive, continues for a period of twenty-one (21) days following receipt of written notice from the Company), any severance payments then or thereafter due from the Company to the Executive may be terminated forthwith and upon such election by the Company, the Company’s obligation to pay and the Executive’s right to receive such severance payments shall terminate and be of no further force or effect.  The Executive’s obligations under Sections 5, 6 or 7 of this Agreement shall not be limited or affected by, and such provisions shall remain in full force and effect notwithstanding the termination of any severance payments by the Company in accordance with this Section 12(a)(iii).  The exercise of the right to terminate such payments shall not be deemed to be an election of remedies by the Company and shall not in any manner modify, limit or preclude the Company from exercising any other rights or seeking any other remedies available to it at law or in equity.

(b)                                 COMPLETE AGREEMENT; SURVIVAL.  This Agreement, those documents expressly referred to herein and all other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.  The representations, warranties, covenants and agreements made herein shall, as applicable, survive any termination of this Agreement in accordance with their respective terms.

(c)                                  SUCCESSORS AND ASSIGNS.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate; provided, however, that the rights and obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company.

(d)                                 GOVERNING LAW.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.

(e)                                  JURISDICTION, ETC.

(i)                                     Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Oregon State court or Federal court of the United States of America sitting in the State of Oregon, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Oregon State court or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.  Without limiting the foregoing, Executive acknowledges that 10 Del. C. Section 3114, as amended effective January 1, 2004, applies to Executive as Chief Executive Officer of the Company and that any violation of Sections 5, 6 or 7 hereof shall be deemed also to constitute a breach of his duties to the Company as an officer and/or director thereof.

(ii)                                  Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Oregon state or Federal court.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iii)                               The Company and the Executive further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

(f)                                    AMENDMENT AND WAIVER.  The provisions of this Agreement may be amended and waived by mutual agreement of the parties only by a written instrument executed by the Company and Executive which makes express reference to this Agreement and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g)                                 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(h)                                 HEADINGS.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)                                     COUNTERPARTS.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j)                                     CONSTRUCTION.  The parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent.  If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

(k)                                  INTERNAL REVENUE CODE SECTION 409A.  This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder, and any payment scheduled to be made hereunder that would otherwise violate Section 409A of the Code shall be delayed to the extent necessary for this Agreement and such payment to comply with Section 409A and the Treasury Regulations thereunder.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Third Amended and Restated Employment Agreement as of the date first written above.

MUSICIAN’S FRIEND, INC.

	By:	/s/ Leland P. Smith
Authorized Signatory

EXECUTIVE

/s/ Robert V. Eastman
Robert V. Eastman

Address for Notice:

S-1

EXHIBIT A

TERRITORY

Retail Stores:

ALABAMA:

Mobile metropolitan area

Birmingham metropolitan area

ARIZONA:

Phoenix/Mesa metropolitan area

Tucson metropolitan area

ARKANSAS:

Little Rock/North Little Rock metropolitan area

CALIFORNIA:

Los Angeles/Ventura County metropolitan areas

Orange County metropolitan areas

San Diego County metropolitan areas

San Francisco/Alameda/Contra Costa/Marin/San Mateo

County metropolitan areas

San Bernardino/Riverside County metropolitan area

Bakersfield metropolitan area

Fresno metropolitan area

Sacramento/Yolo metropolitan area

Modesto metropolitan area

COLORADO:

Denver/Boulder/Greeley metropolitan area

Colorado Springs metropolitan area

Pueblo metropolitan area

CONNECTICUT:

Hartford metropolitan area

New Haven metropolitan area

DISTRICT OF COLUMBIA:

Washington, D.C. metropolitan area

FLORIDA:

Miami metropolitan area

Ft. Lauderdale/Hollywood metropolitan area

Orlando metropolitan area

Tampa Bay metropolitan area

Lakeland/Winter Haven metropolitan area

Fort Meyers/Cape Coral metropolitan area

Pensacola metropolitan area

Tallahassee metropolitan area

Jacksonville metropolitan area

GEORGIA:

Atlanta metropolitan area

IDAHO:

Boise metropolitan area

ILLINOIS:

Chicago/Gary/Kenosha metropolitan area

Peoria/Pekin metropolitan area

INDIANA:

Indianapolis metropolitan area

South Bend metropolitan area

Gary metropolitan area

Fort Wayne metropolitan area

IOWA:

Des Moines metropolitan area

LOUISIANA:

New Orleans metropolitan area

Baton Rouge metropolitan area

MARYLAND:

Baltimore metropolitan area

MASSACHUSETTS:

Boston/Worcester/Lawrence metropolitan area

Attleboro metropolitan area

Salem metropolitan area

MICHIGAN:

Detroit/Ann Arbor/Flint metropolitan area

Kalamazoo/Battle Creek metropolitan area

Saginaw/Bay City/Midland metropolitan area

Grand Rapids/Muskegon/Holland metropolitan area

MINNESOTA:

Minneapolis/St. Paul metropolitan area

MISSOURI:

St. Louis metropolitan area

Independence metropolitan area

NEVADA:

Las Vegas metropolitan area

NEW HAMPSHIRE:

Nashua metropolitan area

NEW JERSEY:

Camden metropolitan area

Newark/North New Jersey metropolitan area

Atlantic City metropolitan area

NEW MEXICO:

Albuquerque metropolitan area

NEW YORK:

Buffalo/Niagara Falls metropolitan area

New York City/Long Island metropolitan area

Rochester metropolitan area

Albany/Schenedtady/Troy metropolitan area

Syracuse metropolitan area

NORTH CAROLINA:

Charlotte/Gastonia/Rock Hill metropolitan area

Raleigh/Durham/Chapel Hill metropolitan area

OHIO:

Cincinnati/Hamilton metropolitan area

Cleveland/Akron metropolitan area

Columbus metropolitan area

Toledo metropolitan area

Youngstown metropolitan area

OKLAHOMA:

Oklahoma City metropolitan area

Tulsa metropolitan area

OREGON:

Portland/Salem metropolitan area

Medford/Ashland metropolitan area

Eugene/Springfield metropolitan area

PENNSYLVANIA:

Philadelphia/Wilmington metropolitan area

Pittsburgh metropolitan area

Harrisburg/Lebanon/Carlisle metropolitan area

RHODE ISLAND:

Providence/Fall River/Warwick metropolitan area

SOUTH CAROLINA;

Charleston metropolitan area

Greenville metropolitan area

TENNESSEE:

Knoxville metropolitan area

Memphis metropolitan area

Nashville metropolitan area

Chattanooga metropolitan area

TEXAS:

Dallas/Ft. Worth metropolitan area

Houston metropolitan area

Austin/San Marcos metropolitan area

Corpus Christi metropolitan area

UTAH:

Salt Lake City metropolitan area

Ogden metropolitan area

VIRGINIA:

Norfolk/Virginia Beach/Newport News metropolitan area

Washington, D.C. metropolitan area

Richmond/Petersburg metropolitan area

Fredericksburg metropolitan area

WASHINGTON:

Seattle/Tacoma/Bremerton metropolitan areas

Spokane metropolitan area

WISCONSIN:

Milwaukee/Racine metropolitan area

Catalog and Electronic Commerce:

The United States of America and Canada